As filed with the Securities and Exchange Commission on October 13, 2011

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

New York	13-3238402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

810 Seventh Avenue

New York, New York

10019

(Address of Registrant’s Principal Executive Offices)

(Zip Code)

(212) 739-1000

(Registrant’s telephone number, including area code)

COMVERSE TECHNOLOGY, INC. 2004 STOCK INCENTIVE COMPENSATION PLAN

(Full Title of Plan)

Shefali A. Shah

Senior Vice President, General Counsel and Corporate Secretary

Comverse Technology, Inc.

810 Seventh Avenue

New York, New York 10019

(Name and address of agent for service)

(212) 739-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.10 per share	37,802 shares	$6.51	$246,092	$29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of common stock, par value $0.10 per share (the “Common Stock”), that may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Represents 37,802 shares of common stock that have been acquired by certain executive officers and employees pursuant to the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan to be registered for resale.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of our Common Stock as reported in the consolidated reporting system on October 7, 2011.

EXPLANATORY NOTE

This Registration Statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 that covers resales of “restricted securities” and “control securities” (in each case, as defined in General Instruction C to Form S-8). This reoffer prospectus relates to shares of common stock, $0.10 par value per share, of Comverse Technology, Inc. (the “Company”) that have been acquired by certain executive officers and employees pursuant to the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

i

Reoffer Prospectus

COMVERSE TECHNOLOGY, INC.

37,802 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, of up to 37,802 shares of our common stock, $0.10 par value per share common stock, by the selling shareholders listed in this prospectus. The selling shareholders acquired such shares pursuant to grants made under the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan. The Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan is referred to in this prospectus as the “Plan.”

We will not receive any proceeds from sales of the shares of our common stock covered by this prospectus by any of the selling shareholders. The shares may be offered, from time to time, by any or all of the selling shareholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he, she or they may determine, which may relate to market prices prevailing at the time of sale or which may be a negotiated price. See “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling shareholders.

Each selling shareholder and any broker executing selling orders on behalf of a selling shareholder may be deemed to be an “underwriter” as defined in the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares of common stock covered by this prospectus as principals, any profits received by such broker-dealers on the resales of shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions.

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “CMVT.” On October 7, 2011, the last reported sale price of our common stock was $6.47 per share.

Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus and the other risk factors set forth in our periodic and other filings with the Securities and Exchange Commission, or the SEC, including those set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, for a discussion of certain factors that should carefully be considered by prospective purchasers.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 13, 2011

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus. The selling shareholders may, from time to time, offer to sell shares of our common stock only in jurisdictions where the offer or sale is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that may be important to you and that you should consider before investing in shares of our common stock. You should carefully read the entire prospectus, including the section titled “Risk Factors,” and the other information incorporated by reference into this prospectus before making an investment decision.

References in this prospectus to the term “CTI,” means Comverse Technology, Inc., excluding its subsidiaries, and references to the terms “we,” “us” and “our,” or other similar terms, mean Comverse Technology, Inc., together with its consolidated subsidiaries, unless the context indicates otherwise.

Our Company is a holding company and conducts business through its subsidiaries, principally, Comverse, Inc. (“Comverse”), Verint Systems Inc. (“Verint”) and Starhome B.V.

Comverse is a leading provider of software-based products, systems and related services that:

•

provide converged, prepaid and postpaid billing and active customer management for wireless, wireline and cable network operators (referred to as Business Support Systems or BSS) delivering a value proposition designed to ensure timely and efficient service monetization and enable real-time offers to be made to end users based on all relevant customer profile information;

•

enable wireless and wireline (including cable) network-based Value-Added Services (or VAS), comprised of two categories – Voice and Messaging – that include voicemail, visual voicemail, call completion, short messaging service (or SMS), text messaging (or texting), multimedia picture and video messaging, and Internet Protocol communications; and

•	provide wireless users with optimized access to mobile Internet websites, content and applications, and generate data usage and revenue for wireless operators.

Verint is a global leader in Actionable Intelligence® solutions and value-added services. Verint’s solutions enable organizations of all sizes to make timely and effective decisions to improve enterprise performance and enhance safety. More than 10,000 organizations in over 150 countries—including more than 85% of the Fortune 100—use Verint’s Actionable Intelligence solutions to capture, distill, and analyze complex and underused information sources, such as voice, video, and unstructured text.

In the enterprise market, Verint’s Workforce Optimization solutions help organizations enhance customer service operations in contact centers, branches and back-office environments to increase customer satisfaction, reduce operating costs, identify revenue opportunities, and improve profitability. In the security intelligence market, Verint’s Video Intelligence, public safety, and Communications Intelligence solutions are vital to government and commercial organizations in their efforts to protect people and property and neutralize terrorism and crime.

As of October 7, 2011, CTI held 42.0% of the outstanding shares of Verint’s common stock and 100% of the outstanding shares of Series A Convertible Perpetual Preferred Stock, par value $0.10 per share, of Verint (or the preferred stock). The preferred stock became voting and convertible into Verint’s common stock on October 5, 2010, and, accordingly, as of October 7, 2011, CTI had beneficial ownership of 54.5% of Verint’s common stock.

Starhome is a provider of wireless service mobility solutions that enhance international roaming. Wireless operators use Starhome’s software-based solutions to generate additional revenue and to improve profitability by directing international roaming traffic to preferred networks and by providing a wide range of services to subscribers traveling outside their home network. As of October 7, 2011, CTI held 66.5% of Starhome’s outstanding share capital.

Our principal executive offices are located at 810 Seventh Avenue, New York, New York 10019, our telephone number is (212) 739-1000 and our website address is www.cmvt.com. Information contained on our website is not a part of and is not incorporated into this prospectus.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents referred to or incorporated by reference in this prospectus, contains “forward-looking statements.” Forward-looking statements include financial projections, statements of plans and objectives for future operations, statements of future economic performance, and statements of assumptions relating thereto. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology. By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ materially from those anticipated, expressed or implied by the forward-looking statements in this prospectus. Such risks or uncertainties may give rise to future claims and increase exposure to contingent liabilities. These risks and uncertainties arise from (among other factors) the following:

•

the risk of diminishment in our capital resources as a result of, among other things, future negative cash flows from operations at Comverse or the continued incurrence of significant expenses by CTI and Comverse in connection with the filing by CTI of periodic reports under the federal securities laws and the remediation of material weaknesses in internal control over financial reporting;

•	the continuation of material weaknesses or the discovery of additional material weaknesses in our internal control over financial reporting and any delay in the implementation of remedial measures;

•	the review of the periodic reports of CTI and Verint by the staff of the SEC could result in amendments to our and Verint’s financial information or other disclosures;

•

the risk that, if CTI ceases to maintain a majority ownership of Verint’s outstanding equity securities and ceases to maintain control over Verint’s operations, it may be required to no longer consolidate Verint’s financial statements within its consolidated financial statements and, in such event, the presentation of CTI’s consolidated financial statements would be materially different from the presentation for the fiscal periods covered by the Quarterly Reports on Form 10-Q and for the fiscal years covered by the Annual Report on Form 10-K incorporated herein by reference;

•	we may need to recognize further impairment of intangible assets or financial assets, including our auction rate securities (or ARS) portfolio, and goodwill;

•

the effects of any decline or weakness in the global economy (due to among other things, the downgrade of the U.S. credit rating and European sovereign debt crisis) on the telecommunications industry, which may result in reduced information technology spending and reduced demand for our subsidiaries’ products and services;

•	disruption in the credit and capital markets may limit our ability to access capital;

•

potential loss of business opportunities due to continued concern on the part of customers, partners, investors and employees about our financial condition and CTI’s previous extended delay in becoming current in its periodic reporting obligations under the federal securities laws;

•	rapidly changing technology in our subsidiaries’ industries and our subsidiaries’ ability to enhance existing products and develop and market new products;

•

our subsidiaries’ dependence on contracts for large systems and large installations for a significant portion of their sales and operating results including, among other things, the lengthy and complex bidding and selection process, the difficulty predicting their ability to obtain particular contracts and the timing and scope of these opportunities;

•

the difficulty in predicting operating results as a result of lengthy and variable sales cycles, focus on large customers and installations, short delivery windows required by customers, and the high percentage of orders typically generated late in the fiscal quarter;

•

the deferral or loss of one or more significant orders or customers or a delay in an expected implementation of such an order could materially and adversely affect our results of operations in any fiscal period, particularly if there are significant sales and marketing expenses associated with the deferred, lost or delayed sales;

•	the potential incurrence by our subsidiaries of significant costs to correct previously undetected operational problems in their complex products;

•	our subsidiaries’ dependence on a limited number of suppliers and manufacturers for certain components and third-party software could cause a supply shortage and/or interruptions in product supply;

•

the risk that increased competition could force our subsidiaries to lower their prices or take other actions to differentiate their products and changes in the competitive environment in the telecommunications industry worldwide could seriously affect Comverse’s business;

•

the risk that increased costs or reduced demand for Comverse’s products resulting from compliance with evolving telecommunications regulations and the implementation of new standards may adversely affect our business and financial condition;

•	the risk that the failure or delay in achieving interoperability of Comverse’s products with its customers’ systems could impair its ability to sell its products;

•	the competitive bidding process used to generate sales requires our subsidiaries to expend significant resources with no guarantee of recoupment;

•

our subsidiaries’ inability to maintain relationships with value added resellers, systems integrators and other third parties that market and sell their products could adversely impact our financial condition and results of operations;

•

third parties’ infringement of our subsidiaries’ proprietary technology and the infringement by our subsidiaries of the intellectual property of third parties, including through the use of free or open source software;

•	risks of certain contractual obligations of our subsidiaries exposing them to uncapped or other significant liabilities;

•

the impact of mergers and acquisitions, including, but not limited to, difficulties relating to integration, the achievement of anticipated synergies and the implementation of required controls, procedures and policies at the acquired company;

•

risks associated with significant foreign operations (that include approximately 68% of our employees and 59% of our facilities as of January 31, 2011) and international sales (which represented approximately 70% of our revenue for the fiscal year ended January 31, 2011), including the impact of geopolitical, economic and military conditions in foreign countries, conducting operations in countries with a history of corruption, entering into transactions with foreign governments and ensuring compliance with laws that prohibit improper payments;

•	adverse fluctuations of currency exchange rates;

•

risks relating to our significant operations in Israel (in which approximately 41% of our employees and 38% of our facilities were located as of January 31, 2011), including economic, political and/or military conditions in Israel and the surrounding Middle East, and uncertainties relating to research and development grants, tax benefits and the ability of our Israeli subsidiaries to pay dividends;

•

potential decline in the price of CTI’s common stock in the event that holders of securities awarded under CTI’s equity incentive plans elect to sell a significant number of shares after CTI registers for issuance or sale of securities awarded under equity incentive plans, pursuant to this prospectus or permits the exercise of options to purchase shares of CTI’s common stock and facilitates the resale of such shares;

•

the issuance of additional equity securities diluting CTI’s outstanding common stock, including the potential issuance of shares of CTI’s common stock on or before November 15, 2011 pursuant to the settlement agreement of a consolidated shareholder class action;

•	risks that the credit ratings of CTI and its subsidiaries could be downgraded or placed on a credit watch based on, among other things, its financial results;

•	the ability of Verint to pay its indebtedness as it becomes due or refinance its indebtedness as well as comply with the financial and other restrictive covenants contained therein;

•

Verint’s dependence on government contracts (which for the fiscal year ended January 31, 2011 accounted for approximately one quarter of its business) and the possibility that U.S. or foreign governments could refuse to purchase Verint’s Communications Intelligence solutions or could deactivate Verint’s security clearances in their countries;

•	risks associated with Verint’s handling, or the perception of mishandling, of customers’ sensitive information;

•	Verint’s ability to receive or retain necessary export licenses or authorizations; and

•	other risks described in filings with the SEC.

The risks and uncertainties discussed above, as well as others, are discussed in greater detail in “Risk Factors” on page 7 of this prospectus and in Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, together with the other information contained in and incorporated by reference into this prospectus. The documents and reports we file with the SEC are available through CTI, or its website, www.cmvt.com, or through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov. CTI undertakes no commitment to update or revise any forward-looking statements except as required by law.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. You should carefully review the risks described below and the other risk factors set forth in our periodic and other filings with the SEC, including those set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, together with the other information contained in and incorporated by reference into this prospectus, before making an investment decision. Our business, results of operations and financial condition may be materially and adversely affected due to any of these risks. The trading price of our shares could decline due to any of these risks, and you could lose all or part of your investment. Some risk factors in this section are “forward-looking statements.” See “Cautionary Note on Forward-Looking Statements.”

Risks Related to CTI’s Common Stock

If we or our significant shareholders sell significant amounts of our common stock following the sale of the shares of common stock being sold under this prospectus, the market price of our common stock may decline.

We are not restricted from issuing additional shares of our common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or represent the right to receive, common stock. Because CTI has now filed all periodic reports required for a preceding 12-month period and has made provision for the registration for issuance and sale of securities awarded under CTI’s equity incentive plans pursuant to registration statements on Form S-8, holders of stock options will be able to exercise their options and, subject to certain conditions, sell the shares purchased upon exercise. In addition, holders of shares received in settlement of vested deferred stock unit (or DSU) awards will also be able to sell a significant number of shares of CTI’s common stock.

Sales of shares of our common stock in the public market following the sale of the shares of common stock being sold under this prospectus, or the perception that these sales may occur, could cause the market price of our common stock to decline.

CTI may issue additional equity securities, which would lead to dilution of its issued and outstanding common stock.

CTI may issue additional equity securities, which would lead to dilution of its issued and outstanding common stock. CTI has used and may continue to use its common stock or securities convertible into common stock to acquire technology, products, product rights and businesses, or reduce or retire indebtedness, if any, among other purposes. In addition, pursuant to an agreement to settle a shareholder class action, CTI may pay, in lieu of cash, up to an aggregate of $82.5 million of the settlement consideration due on or before November 15, 2011 in shares of CTI’s common stock valued using the ten day average of the closing prices of such shares prior to such election. Furthermore, the Board has adopted, subject to shareholder approval, a new equity incentive plan to authorize the issuance of up to 22,000,000 shares of common stock upon exercise of stock options or otherwise. The issuance of additional equity securities or securities convertible into equity securities for these or other purposes would result in the dilution of existing shareholders’ equity interests.

In addition, the Board has the authority to cause CTI to issue, without vote or action of shareholders, up to 2,500,000 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of CTI’s common stock. CTI is also authorized to issue, without shareholder approval, common stock under certain circumstances. The issuance of either preferred or common stock could have the effect of making it more difficult for a person to acquire, or could discourage a person from seeking to acquire, control of CTI. If this occurs, investors could lose the opportunity to receive a premium on the sale of their shares in a change of control transaction.

Provisions in CTI’s governing documents and New York corporate law have the effect of discouraging, delaying or preventing takeover attempts, which may reduce or eliminate shareholders’ ability to sell their shares for a premium in a change of control transaction.

Various provisions of CTI’s Certificate of Incorporation, as amended, By-Laws, as amended, and New York corporate law may discourage, delay or prevent a change in control or takeover attempt of CTI by a third-party which is opposed to by CTI’s management and the Board. Public shareholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change of control or change in CTI’s management and the Board. These provisions include:

•	authorizing the issuance of “blank check” preferred stock that could be issued by CTI’s Board of Directors to increase the number of outstanding shares and discourage a takeover attempt;

•	limiting who may call special meetings of shareholders;

•

establishing advance notice requirements for proposing matters that can be acted upon by shareholders at shareholder meetings and for nominations of candidates for election to CTI’s Board of Directors; and

•

a requirement that any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting, only if, prior to such action, all of our shareholders consent, the practical effect of which is to require that shareholder action may only be taken at a duly convened meeting.

USE OF PROCEEDS

We will not receive any proceeds from sales of the shares of our common stock covered by this prospectus by any of the selling shareholders. The proceeds from the sale of the common stock covered by this prospectus are solely for the accounts of the selling shareholders.

We will bear all costs, expenses and fees in connection with the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus relates to shares of our common stock that have been acquired by certain of our executive officers and employees upon satisfaction of applicable vesting conditions on October 10, 2011 and October 13, 2011 pursuant to equity awards previously granted under the Plan. All of the shares of common stock that may be resold pursuant to this prospectus have been acquired by the selling shareholders upon the satisfaction of applicable vesting conditions relating to certain equity awards (i.e., the passage of time).

The selling shareholders may resell any or all of such shares of common stock at any time they choose while this prospectus is effective. The inclusion in this prospectus of the executive officers and the employees named below who have acquired shares of our common stock under the Plan shall not be deemed to be an admission that any such individual is an “affiliate” of CTI. There is no assurance that any of the selling shareholders will sell any or all of the shares of common stock covered by this prospectus.

Shares of Common Stock Offered for Resale by Executive Officers

The following table sets forth the following information to the extent known to CTI as of October 7, 2011 with respect to the shares of common stock that have been acquired under the Plan by each selling shareholder who is an executive officer of CTI:

•	the name of such selling shareholder and the principal position or positions with CTI held by such selling shareholder within the past three years;

•	the number and percentage of shares of our common stock such selling shareholder beneficially owned as of October 7, 2011;

•	the number of shares of our common stock to be offered for resale by such selling shareholder in this offering; and

•	the number and percentage of shares of our common stock to be beneficially owned by such selling shareholder after completion of this offering.

As used in the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security. A person also is deemed to be the beneficial owner of common stock that such person has the right to acquire as of October 7, 2011 or within 60 days after October 7, 2011 through the exercise of any option, warrant or right, or upon the vesting of DSU awards.

The address of each selling shareholder listed in the following table is c/o Comverse Technology, Inc., 810 Seventh Avenue, New York, New York 10019.

		Shares of Common Stock Beneficially Owned as of October 7, 2011 (1)			Shares of Common Stock Sold	Shares of Common Stock to be Beneficially Owned After the Offering (2)
Name	Position	Number		Percentage (3)		Number		Percentage (3)
Lionel Chmilewsky	Senior Vice President, Head of Customer Facing Group of Comverse, Inc. (4)	32,934		*	10,000	22,934		*
Joel E. Legon	Senior Vice President, Interim Chief Financial Officer (5)	27,171	(6)	*	11,802	9,171	(6)	*

*	Less than 1%.

(1)	The amounts appearing in this column reflect the “Shares of Common Stock to be Sold” plus the “Shares of Common Stock Beneficially Owned After the Offering.”

(2)	Assumes the selling shareholders sell all of the shares of our common stock covered by this prospectus. There is no assurance that any of the selling shareholders will sell any or all of the shares of common stock covered by this prospectus.

(3)	Applicable percentage of ownership is based on 205,740,158 shares of our common stock issued and outstanding as of October 7, 2011 plus an additional 37,802 shares of our common stock that may be offered pursuant to this prospectus which have been acquired upon vesting prior to the filing of the Registration Statement of which this prospectus is a part and are being delivered concurrently with the filing of this Registration Statement, for a total of 205,777,960 shares. Additionally, options to purchase shares of common stock which are currently exercisable or exercisable within 60 days or shares of our common stock underlying DSU awards that are scheduled to vest within 60 days are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options and DSU awards, but are not deemed outstanding for computing the ownership percentage of any other person.

(4)	Mr. Chmilewsky has also served as the Chief Executive Officer of Netcentrex and General Manager of Comverse France.

(5)	Mr. Legon has also served as our Chief Accounting Officer.

(6)	Excludes 6,198 shares of our common stock, which were purchased by CTI on October 10, 2011 to cover tax liabilities in connection with the vesting and delivery of shares in settlement of a deferred stock unit award.

Pursuant to Rule 416 under the Securities Act, the Registration Statement of which this prospectus is a part also covers any additional shares of common stock which become issuable in connection with the shares identified in the table above through any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of common stock.

The information contained in this “Selling Shareholders” section of this prospectus is included pursuant to the requirements of Form S-8 and includes certain persons eligible to resell “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) pursuant to this prospectus whether or not they have any present intent to sell any or all such shares hereunder. There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them under the Registration Statement of which this prospectus is a part.

Shares of Common Stock Offered for Resale by Non-Officer Employees

The following is a list of our non-officer employees, regardless of number of shares held, who have acquired shares of our common stock pursuant to vested awards granted under the Plan, whose shares are being registered for resale pursuant to this prospectus. These employees may sell up to an aggregate of 16,000 shares of common stock, representing less than 1% of our issued and outstanding shares of common stock. This percentage of ownership is based on 205,740,158 shares of our common stock issued and outstanding as of October 7, 2011 plus an additional 37,802 shares of our common stock that may be offered pursuant to this prospectus which have been previously acquired upon vesting prior to the filing of the Registration Statement of which this prospectus is a part and are being delivered concurrently with the filing of the Registration Statement, for a total of 205,777,960 shares.

Roy Luria

Danna Rabin

PLAN OF DISTRIBUTION

The selling shareholders have not advised us of any specific plan for the sale or distribution of the shares of common stock covered by this prospectus. If and when they occur, such sales may be made in any of the following manners:

•

on the NASDAQ Global Select Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which shares of our common stock are then listed, admitted to unlisted trading privileges or included for quotation);

•	in public or privately negotiated transactions;

•	in transactions involving principals or brokers;

•	in a combination of such methods of sale; or

•	any other lawful methods.

Although sales of the shares of common stock covered by this prospectus are, in general, expected to be made at market prices prevailing at the time of sale, the shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the shares of common stock covered by this prospectus, each of the selling shareholders and any broker-dealers who sell the shares for the selling shareholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such selling shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which our common stock may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares of common stock covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts. Any common stock covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Each of the selling shareholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of shares. We have not been advised of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the shares by the selling shareholders, will be set forth in a prospectus supplement.

The expenses of preparing and filing this prospectus and the related registration statement with the SEC will be paid entirely by us. The selling shareholders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation Rule 10b-5 thereunder.

Neither we nor the selling shareholders can currently estimate the amount of commissions or discounts, if any, that will be paid by the selling shareholders on account of their sales of the shares from time to time.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Comverse Technology, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2011, and the effectiveness of Comverse Technology, Inc.’s internal control over financial reporting as of January 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and (2) express an adverse opinion on the effectiveness of Comverse Technology, Inc.’s internal control over financial reporting because of material weaknesses). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. The information incorporated by reference is considered to be part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. You will be deemed to have notice of all information incorporated by reference into this prospectus as if that information were included in this prospectus.

The following documents, previously filed by the Company with the SEC, are incorporated herein by reference:

•

our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed with the SEC on May 31, 2011 (SEC File No. 000-15502) and Amendment No. 1 thereto filed with the SEC on October 5, 2011 (SEC File No. 001-35303);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2011 and July 31, 2011, filed with the SEC on June 22, 2011 and September 8, 2011, respectively (SEC File No. 000-15502);

•	our Definitive Proxy Statement on Form DEF 14A, filed with the SEC on October 7, 2011 (SEC File No. 001-35303);

•

our Current Reports on Form 8-K, filed with the SEC on February 22, 2011, February 28, 2011, March 9, 2011, April 1, 2011, May 2, 2011, May 13, 2011, May 19, 2011, June 22, 2011, July 14, 2011, July 21, 2011, July 29, 2011, August 8, 2011, September 8, 2011 and September 19, 2011 (SEC File No. 000-15502), and our Current Reports on Form 8-K, filed with the SEC on September 22, 2011 and September 29, 2011 (SEC File No. 001-35303), in each case other than portions of any such documents deemed not to be filed; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 21, 2011, including any amendment or report filed for the purpose of updating the description (SEC File No. 001-35303).

Except as otherwise indicated, all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of such documents deemed not to be filed) subsequent to the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. Our current Exchange Act file number with the SEC is 001-35303. Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act. This prospectus, which is a part of the Registration Statement, does not include all the information contained in the Registration Statement and its exhibits. For further information with respect to CTI and its common stock, you should consult the Registration Statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying as described above.

We will provide, free of charge, to any person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless specifically incorporated by reference. To request a copy of those documents, you should contact us as set forth below under “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. We provide a list of all documents we incorporate by reference into this prospectus under “Information Incorporated by Reference” above.

Through our website at www.cmvt.com, we make available the information that we incorporate by reference into this prospectus, as well as other reports, proxy statements and other information that we file with the SEC. You may also read and copy those materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information that registrants, such as we, file electronically with the SEC. Our website address set forth above is not intended to be an active link, and information on our website is not incorporated in, and should not be construed to be a part of, this prospectus.

Each person to whom a prospectus is delivered may also request a copy of those materials, free of charge, by contacting us at:

Comverse Technology, Inc.

810 Seventh Avenue

New York, New York 10019

(212) 739-1000

Attn: Corporate Secretary

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the SEC, are incorporated herein by reference:

•

our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed with the SEC on May 31, 2011 (SEC File No. 000-15502) and Amendment No. 1 thereto filed with the SEC on October 5, 2011 (SEC File No. 001-35303);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2011 and July 31, 2011, filed with the SEC on June 22, 2011 and September 8, 2011, respectively (SEC File No. 000-15502);

•	our Definitive Proxy Statement on Form DEF 14A, filed with the SEC on October 7, 2011 (SEC File No. 001-35303);

•

our Current Reports on Form 8-K, filed with the SEC on February 22, 2011, February 28, 2011, March 9, 2011, April 1, 2011, May 2, 2011, May 13, 2011, May 19, 2011, June 22, 2011, July 14, 2011, July 21, 2011, July 29, 2011, August 8, 2011, September 8, 2011 and September 19, 2011 (SEC File No. 000-15502), and our Current Reports on Form 8-K, filed with the SEC on September 22, 2011 and September 29, 2011 (SEC File No. 001-35303), in each case other than portions of any such documents deemed not to be filed; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 21, 2011, including any amendment or report filed for the purpose of updating the description (SEC File No. 001-35303).

Except as otherwise indicated, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of such documents deemed not to be filed) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Our current Exchange Act file number with the SEC is 001-35303. Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Officers and Directors.

We are a New York corporation. Sections 722 through 725 of the New York Business Corporation Law (the “Business Corporation Law”) provide that a corporation may indemnify, with certain limitations and exceptions, a director or officer as follows: (1) in a derivative action, against his reasonable expenses, including attorneys’ fees but excluding certain settlement costs, actually and necessarily incurred by him in connection with the defense thereof, or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation, not opposed to) the best interests of the corporation; and (2) in a civil or criminal non-derivative action or proceeding including a derivative action by another corporation, partnership or other enterprise in which any director or officer of the indemnifying corporation served in any capacity at the indemnifying corporation’s request, against judgments, fines, settlement payments and reasonable expenses, including attorneys’ fees, incurred as a result thereof, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other corporation, not opposed to) the best interests of the corporation and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Such indemnification is a matter of right where the director or officer has been successful on the merits or otherwise, and otherwise may be granted upon corporate authorization or court award as provided in the statute.

Section 721 of the Business Corporation Law provides that indemnification arrangements can be established for directors and officers, by contract, by-law, charter provision, action of shareholders or board of directors, on terms other than those specifically provided by Article 7 of the Business Corporation Law, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Article IX of our By-Laws provides for the indemnification and advancement of expenses of each person to the full extent permitted by the Business Corporation Law. In addition, we have entered into indemnification agreements with our directors and certain officers. These indemnification agreements provide our directors and certain officers with indemnification to the maximum extent permitted by the Business Corporation Law and other applicable laws.

Section 726 of the Business Corporation Law provides that a corporation may obtain insurance to indemnify itself and its directors and officers. We maintain an insurance policy providing both directors and officers liability coverage and corporate reimbursement coverage.

Article Sixth of our Certificate of Incorporation provides that no director shall be personally liable to us or our shareholders for damages for any breach of duty in such capacity, provided, however, that such Article does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that such director’s acts violated Section 719 of the Business Corporation Law.

Item 7.	Exemption from Registration Claimed.

As previously disclosed, CTI was not previously eligible to register grants of securities made to officers, directors and employees under the Securities Act on a registration statement on Form S-8 due to its previous delay in filing its periodic reports under the Exchange Act. During the period of such delinquency, CTI granted unregistered equity awards to certain executive officers, directors and employees in private placements in reliance on exemptions from the registration requirement of the Securities Act afforded by Section 4(2) thereof. All of the shares of common stock that may be offered pursuant to this registration statement were acquired by the selling shareholders upon the vesting of equity awards pursuant to an applicable private placement exemption.

Item 8.     Exhibits.

Exhibit Number	Description

4.1*	Certificate of Incorporation (incorporated by reference to Exhibit 3(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987 filed on April 18, 1988) (SEC File No. 000-15502).

4.2*	Certificate of Amendment of Certificate of Incorporation effective February 26, 1993 (incorporated by reference to Exhibit 3(A)(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed on March 31, 1993) (SEC File No. 000-15502).

4.3*	Certificate of Amendment of Certificate of Incorporation effective January 12, 1995 (incorporated by reference to Exhibit 3(A)(2) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed on March 31, 1995) (SEC File No. 000-15502).

4.4*	Certificate of Merger of Boston Technology, Inc. into Comverse Technology, Inc. dated January 14, 1998 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.5*	Certificate of Amendment of Certificate of Incorporation dated October 18, 1999 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000 filed on May 1, 2000) (SEC File No. 000-15502).

4.6*	Certificate of Amendment of Certificate of Incorporation dated September 19, 2000 (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed on April 30, 2001) (SEC File No. 000-15502).

4.7*	Certificate of Change dated May 16, 2005 (incorporated by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.8*	By-laws of the Registrant, Amended and Restated as of September 7, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 8, 2011) (SEC File No. 000-15502).

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1**	Power of Attorney (included as part of the signature pages of this registration statement and incorporated herein by reference).

99.1*	Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan (incorporated by reference to Annex B to the Definitive Proxy Materials for the Registrant’s Annual Meeting of Shareholders held June 15, 2004 filed on May 3, 2004) (SEC File No. 000-15502).

*	Incorporated by reference
**	Filed herewith

Item 9.     Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of October, 2011.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Shefali A. Shah
Shefali A. Shah Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles J. Burdick, Joel E. Legon and Shefali A. Shah, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of Comverse Technology, Inc. and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles J. Burdick Charles J. Burdick	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 13, 2011

/s/ Joel E. Legon Joel E. Legon	Senior Vice President, Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 13, 2011

Signature	Title	Date

/s/ Raz Alon Raz Alon	Director	October 13, 2011

/s/ Susan D. Bowick Susan D. Bowick	Director	October 13, 2011

/s/ Robert Dubner Robert Dubner	Director	October 13, 2011

/s/ Joseph O’Donnell Joseph O’Donnell	Director	October 13, 2011

/s/ Augustus K. Oliver Augustus K. Oliver	Director	October 13, 2011

/s/ Richard N. Nottenburg Richard N. Nottenburg	Director	October 13, 2011

/s/ A. Alexander Porter, Jr. A. Alexander Porter, Jr.	Director	October 13, 2011

/s/ Theodore H. Schell Theodore H. Schell	Director	October 13, 2011

/s/ Mark C. Terrell Mark C. Terrell	Director	October 13, 2011

Exhibit Index

Exhibit Number	Description

4.1*	Certificate of Incorporation (incorporated by reference to Exhibit 3(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1987 filed on April 18, 1988) (SEC File No. 000-15502).

4.2*	Certificate of Amendment of Certificate of Incorporation effective February 26, 1993 (incorporated by reference to Exhibit 3(A)(1) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed on March 31, 1993) (SEC File No. 000-15502).

4.3*	Certificate of Amendment of Certificate of Incorporation effective January 12, 1995 (incorporated by reference to Exhibit 3(A)(2) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed on March 31, 1995) (SEC File No. 000-15502).

4.4*	Certificate of Merger of Boston Technology, Inc. into Comverse Technology, Inc. dated January 14, 1998 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.5*

Certificate of Amendment of Certificate of Incorporation dated October 18, 1999 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000 filed on May 1, 2000)

(SEC File No. 000-15502).

4.6*	Certificate of Amendment of Certificate of Incorporation dated September 19, 2000 (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed on April 30, 2001) (SEC File No. 000-15502).

4.7*	Certificate of Change dated May 16, 2005 (incorporated by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011) (SEC File No. 000-15502).

4.8*	By-laws of the Registrant, Amended and Restated as of September 7, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 8, 2011) (SEC File No. 000-15502).

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1**	Power of Attorney (included as part of the signature pages of this registration statement and incorporated herein by reference).

99.1*	Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan (incorporated by reference to Annex B to the Definitive Proxy Materials for the Registrant’s Annual Meeting of Shareholders held June 15, 2004 filed on May 3, 2004) (SEC File No. 000-15502).

*	Incorporated by reference
**	Filed herewith

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